BlackRock Funds (the "Registrant"): BlackRock USA Momentum Factor Index Fund, BlackRock USA Quality Factor Index Fund, BlackRock USA Size Factor Index Fund and BlackRock USA Value Factor Index Fund (each, a "Fund")

77Q1(e):

Copies of any new or amended Registrant investment advisory contracts

Attached please find as an exhibit to Sub-Item 77Q1(e) of Form N-SAR, a copy of the Investment Advisory Agreement between the Registrant and BlackRock Fund Advisors with respect to each of the Funds

                                                                EXHIBIT 77Q1(E)

                         INVESTMENT ADVISORY AGREEMENT
                         -----------------------------

   AGREEMENT made as of November 13, 2016 between BLACKROCK FUNDS/SM/, a Massachusetts business trust (the "Fund"), and BLACKROCK FUND ADVISORS, a California corporation (the "Adviser").

   WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended ("1940 Act"); and

   WHEREAS, the Fund desires to retain Adviser to furnish investment advisory services and certain administrative services to the Fund and Adviser is willing to so furnish such services;

   NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

   1. Appointment.
      ------------

       a. The Fund hereby appoints Adviser to act as investment adviser to the Fund's Portfolios listed on Appendix A attached hereto (the "Portfolios") for the period and on the terms set forth in this Agreement. Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

       b. In the event that the Fund establishes one or more portfolios other than the Portfolios named on Appendix A with respect to which it desires to retain Adviser to act as investment adviser hereunder, the Fund shall notify Adviser in writing. If Adviser is willing to render such services under this Agreement, it shall notify the Fund in writing whereupon, subject to such approval as may be required pursuant to Paragraph 10 hereof, such portfolio shall become a "Portfolio" hereunder and shall be subject to the provisions of this Agreement to the same extent as the Portfolios named on Appendix A except to the extent that said provisions (including those relating to the compensation payable by the Fund to Adviser) are modified with respect to such portfolio in writing by the Fund and Adviser at the time.

   2. Sub-Advisers. Adviser may from time to time, in its sole discretion to the extent permitted by applicable law, appoint one or more sub-advisers, including, without limitation, affiliates of Adviser, to perform investment advisory services with respect to the Portfolios; provided, however, that the compensation of such person or persons shall be paid by Adviser and that Adviser shall be as fully responsible to the Fund for the acts and omissions of any sub-adviser as it is for its own acts and omissions. Adviser may terminate any or all sub-advisers in its sole discretion at any time to the extent permitted by applicable law.

   3. Delivery of Documents. The Fund has furnished Adviser with copies, properly certified or authenticated, of each of the following:

      a. Resolutions of the Fund's Board of Trustees (the "Board") authorizing the appointment of Adviser as the Portfolios' adviser and approving this Agreement;

      b. The Fund's Declaration of Trust as filed with the State Secretary of the Commonwealth of Massachusetts and the Boston City Clerk on December 22, 1988, as amended from time to time;

      c. The Fund's Amended and Restated Code of Regulations;

      d. The Fund's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC") on December 23, 1988;

      e. The Fund's Registration Statement on Form N-1A under the Securities Act of 1933 and the 1940 Act, as filed with the SEC on December 23, 1988, and all amendments thereto (the "Registration Statement"); and

      f. The Fund's most recent prospectuses for the Portfolios (such prospectuses together with the related statements of additional information, as currently in effect and all amendments and supplements thereto, are herein called "Prospectuses").

   The Fund will furnish Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

   4. Services. Subject to the supervision of the Board, Adviser will (either directly or through the sub-advisers employed by it in accordance with
Section 2 hereof) (i) act as investment adviser for and supervise and manage the investment and reinvestment of the Portfolios' assets, (ii) provide a continuous investment program for each of the Portfolios, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Portfolios and may vote, exercise consents and exercise all other rights appertaining to such securities and other assets on behalf of the Portfolios and (iii) provide certain administrative services. Adviser will (either directly or through the sub-advisers employed by it in accordance with Paragraph 2 hereof) determine from time to time what securities and other investments will be purchased, retained or sold by the Portfolios and will place the daily orders for the purchase or sale of securities. Adviser will provide the services rendered by it under this Agreement in accordance with each Portfolio's investment objective, policies and restrictions as stated in such Portfolio's Registration Statement and the resolutions of the Board. Adviser agrees to furnish office facilities and equipment and clerical, bookkeeping and administrative services (other than such services, if any, provided by a Portfolio's custodian, transfer agent and dividend disbursing agent, accounting services provider and other service providers (collectively, "Other Service Providers")) for the Fund and each Portfolio. Adviser further agrees that it:

      a. will comply with (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended, and all applicable rules and regulations of the SEC, (ii) any other applicable provision of law and (iii) the provisions of this Agreement, the Declaration of Trust and the Amended and Restated Code of Regulations of the Fund as such are amended from time to time;

      b. will place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, Adviser will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, Adviser will consider the experience and skill of the firm's securities traders as well as the firm's financial responsibility and administrative efficiency. Consistent with this obligation, Adviser may, subject to the approval of the Board, select brokers on the basis of the research, statistical and pricing services they provide to a Portfolio and other clients of Adviser or a sub-adviser. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that Adviser determines in good faith that such commission is reasonable in terms of either the transaction or the overall responsibility of Adviser and sub-advisers to the Portfolios and their other clients and that the total commissions paid by each Portfolio will be reasonable in relation to the benefits to such Portfolio over the long-term. In no instance, however, will a Portfolio's securities be purchased from or sold to Adviser, the sub-advisers, the Fund's distributor or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law. Subject to the foregoing and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, Adviser may select brokers and dealers with which it or the Fund is affiliated;

      c. will maintain books and records with respect to each Portfolio's securities transactions and will furnish the Board such periodic and special reports as the Board may request;

      d. will maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When Adviser makes investment recommendations for a Portfolio, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Portfolio's account are customers of the commercial departments of its affiliates. In dealing with commercial customers of its affiliates, Adviser and the sub-advisers will not inquire or take into consideration whether securities of those customers are held by the Fund;

      e. will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, any of the Portfolio's and the Fund's prior, current or potential shareholders, and will not use such records, and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund;

      f. will oversee the determination and publication of each Portfolio's net asset value in accordance with the Fund's policy as adopted from time to time by the Board;

      g. will oversee the maintenance by each Portfolio's Other Service Providers of certain books and records of the Fund and/or the Portfolios, as applicable, as required under Rule 31a-1(b)(4) under the 1940 Act and maintain (or oversee maintenance by such other persons as approved by the Board) such other books and records required by law or for the proper operation of the Fund and/or the Portfolios, as applicable;

      h. will oversee the preparation and filing of each Portfolio's federal, state and local income tax returns and any other required tax returns;

      i. will review the appropriateness of and arrange for payment of the Fund's and Portfolios' expenses;

      j. will prepare for review and approval by officers of the Fund financial information for each Portfolio's semiannual and annual reports, proxy statements and other communications with shareholders required or otherwise to be sent to Portfolio shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

      k. will oversee the preparation of and file the Fund's periodic financial reports, with respect to each Portfolio, required to be filed with the SEC on Form NSAR, Form NCSR, Form NPX, Form NQ, Form 24F-2 and such other reports, forms and filings, as may be mutually agreed upon, and prepare certain financial information for review in connection therewith;

      l. will prepare such reports relating to the business and affairs of the Fund and the Portfolios as may be mutually agreed upon and not otherwise appropriately prepared by the Fund and each Portfolio's Other Service Providers;

      m. will make such reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request or deems appropriate, and which are not otherwise provided by each Portfolio's Other Service Providers;

      n. will make such reports and recommendations to the Board concerning the performance and fees of each Portfolio's custodian and transfer and dividend disbursing agent as the Board may reasonably request or deems appropriate, and which are not otherwise provided by each Portfolio's Other Service Providers;

      o. will oversee and review calculations of fees paid to the Fund's and Portfolios' Other Service Providers;

      p. will oversee each Portfolio's portfolio and perform necessary calculations as required under Section 18 of the 1940 Act;

      q. will establish the accounting policies for the Portfolios, communicate such policies to each Portfolio's Other Service Providers and monitor financial and shareholder accounting services;

      r. will determine the amounts available for distribution as dividends and distributions to be paid by each Portfolio to its shareholders, prepare and arrange for the printing of dividend notices to shareholders and provide each Portfolio's dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement each Portfolio's dividend reinvestment plan;

      s. will prepare such information and reports as may be required by any banks from which any Portfolio borrows funds;

      t. will provide such assistance as generally may be required to properly carry on the business and operations of the Fund and each Portfolio to, and oversee, each Portfolio's custodian and each Other Service Provider to the Fund and the Portfolios, including without limitation, their investment advisers, sub-advisers, other administrators and sub-administrators (if any), transfer agents, distributors, shareholder servicing agents, legal counsel and independent accountants;

      u. will respond to or refer to the Fund's officers or the Portfolios' transfer agent, shareholder (including any potential shareholder) inquiries relating to the Portfolios;

      v. will negotiate service contracts and arrangements between the Fund and each of its Other Service Providers;

      w. will act as liaison, including by attending Board meetings and providing information to the Board on behalf of the Fund's and each Portfolio's Other Service Providers, between the Board and such Other Service Providers;

      x. will prepare materials for meetings of the Board and shareholders and oversee and coordinate with Other Service Providers in their preparation of meeting materials;

      y. will provide general ongoing business management and support services in connection with the Fund's and each Portfolio's operations;

      z. will, after consultation with the distributor and counsel for the Fund, determine the jurisdictions in which the Portfolios' shares shall be registered or qualified for sale;

      aa. will monitor regulatory and legislative developments which may affect the Fund or the Portfolios; assist in counseling the Fund and the Portfolios with respect to regulatory examinations or investigations; and work with the Fund's counsel in connection with regulatory matters or litigation;

      bb. will manage the process of, and participate to the extent reasonably requested by the Fund and its counsel in, the periodic updating of the Fund's registration statement, including by coordinating with Other Service Providers in connection therewith;

      cc. will monitor, and assist in developing, compliance procedures for each of the Portfolios, which will include without limitation, procedures to monitor compliance with each Portfolio's investment objective, policies and limitations, tax matters, and applicable laws and regulations;

      dd. will provide periodic reports to the portfolio manager(s) of a Portfolio regarding the Portfolio's unrealized and realized capital gains, containing such standard information and employing such form of report as may be required from time to time;

      ee. will provide information and documentation relating to the Fund or other assistance relating to such information and documentation as the Fund may reasonably request to help the Fund respond to any government or regulatory request, including but not limited to a subpoena or request for information, provided, however, that if responding to such a request would cause an undue burden on Adviser or would cause Adviser to bear undue expense, Adviser at its option may decline such request or shall be entitled to such fees or reimbursement of expense as agreed to by the Fund and Adviser;

      ff. will provide such information relating to the Fund as the Fund may reasonably request in connection with the services provided by Adviser to the Fund pursuant to this Agreement, provided, however, that if responding to such a request would cause an undue burden on Adviser or would cause Adviser to bear undue expense, Adviser at its option may decline such request or shall be entitled to such fees or reimbursement of expense as agreed to by the Fund and Adviser;

      gg. will, with the assistance of Fund officers and counsel, take all reasonable action, as the Fund may from time to time request, to obtain from year to year favorable opinions from the Fund's independent accountants with respect to its activities hereunder;

      hh. will, with respect only to the services designated to it hereunder,
   (i) in the event of equipment failures affecting the services designated to Adviser hereunder, at no additional expense to the Fund, take reasonable steps to minimize service interruptions, but shall have no liability with respect thereto and (ii) enter into and maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available; and

      ii. will supervise any other aspects of the Fund's and Portfolios' administration as may be agreed to by the Fund, on its own behalf and on behalf of the Portfolios, and Adviser.

   5. Services Not Exclusive. Adviser's services hereunder are not deemed to be exclusive, and Adviser shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

   6. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Adviser hereby agrees that all records which it maintains for each Portfolio are the property of the Fund and further agrees to surrender promptly to the Fund any such records upon the Fund's request. Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

   7. Expenses. During the term of this Agreement, Adviser will bear all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder and shall bear the costs of any salaries or trustees fees of any officers or trustees of the Fund who are affiliated persons (as defined in the 1940 Act) of Adviser; provided that the Board may approve reimbursement to Adviser of the pro rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Fund operations (including, without limitation, compliance matters) (other than the provision of investment advice required to be provided hereunder) of all personnel employed by Adviser who devote substantial time to Fund operations or the operations of other investment companies advised by Adviser.

   8. Compensation.
      ------------

       a. For the services provided and the expenses assumed pursuant to this Agreement, the Fund will pay Adviser and Adviser will accept as full compensation therefor a fee, computed daily and payable monthly, at the annual rates set forth on Appendix A attached hereto. Such fee as is attributable to each Portfolio shall be a separate charge to such Portfolio and shall be the several (and neither joint nor joint and several) obligation of such Portfolio. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

       b. If in any fiscal year the aggregate expenses of one or more Portfolios (as defined under the securities regulations of any state having jurisdiction over the Fund) exceed the expense limitations of any such state, Adviser will bear the amount of such excess otherwise payable to it hereunder. The obligation of Adviser to reimburse the Fund under this Paragraph 8(b) is limited in any fiscal year to the amount of its fees otherwise payable hereunder attributable to the Portfolios for such fiscal year, provided; however, that notwithstanding the foregoing, Adviser shall reimburse the Fund for the full amount of any such excess expenses regardless of the amount of fees otherwise payable to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Fund so require. Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

       c. For purposes of the fee rates set forth on Appendix A, the net assets of the Portfolios shall be calculated pursuant to the procedures adopted by resolutions of the Board for calculating the value of the Fund's assets or delegating such calculations to third parties.

   9. Limitation of Liability. Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

   10. Duration and Termination. This Agreement will become effective as of the date hereof with respect to each Portfolio listed on Appendix A and, with respect to any additional Portfolio, on the date of receipt by the Fund of notice from Adviser in accordance with Section 1(b) hereof that Adviser is willing to serve as investment adviser with respect to such Portfolio, provided that this Agreement (as supplemented by the terms specified in any notice and agreement pursuant to Section 1(b) hereof) shall have been approved in accordance with the requirements of the 1940 Act, and, unless sooner terminated as provided herein, shall continue in effect with respect to each such Portfolio for two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the particular Portfolio for successive annual periods, provided such continuance is specifically approved at least annually (a) by vote of a majority of those members of the Board who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board or by vote of a majority of the outstanding voting securities of such Portfolio. Notwithstanding the foregoing, this Agreement may be terminated with respect to any Portfolio at any time, without the payment of any penalty, by the Fund (by vote of the Board or by vote of a majority of the outstanding voting securities of the Portfolio), or by Adviser on sixty days' written notice. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meanings as such terms in the 1940 Act.)

   11. Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

   12. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

   13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

   14. Use of the Name BlackRock. Adviser has consented to the use by the Fund of the name or identifying word "BlackRock" in the name of the Fund and the Portfolios. Such consent is conditioned upon the employment of Adviser as the investment adviser to the Portfolios. The name or identifying word "BlackRock" may be used from time to time in other connections and for other purposes by Adviser and any of its affiliates. Adviser may require the Fund to cease using "BlackRock" in the name of the Fund and the Portfolios if the Fund (or any Portfolio) ceases to employ, for any reason, Adviser, any successor thereto or any affiliate thereof as investment adviser of the Portfolios.

   15. Release. "BlackRock Funds" and "Trustees of BlackRock Funds" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988, as amended, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of "BlackRock Funds" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.

   16. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors.

   17. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

                                     * * *

   IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                          BLACKROCK FUNDS/SM/

                                          By:     /s/ John Perlowski
                                                  ------------------------------
                                          Name:   John Perlowski
                                          Title:  President & Chief Executive
                                                  Officer

                                          BLACKROCK FUND ADVISORS

                                          By:     /s/ Neal J. Andrews
                                                  ------------------------------
                                          Name:   Neal J. Andrews
                                          Title:  Managing Director

                                                                     APPENDIX A

                              PORTFOLIOS AND FEES

                                          ADVISORY FEE (AS A PERCENTAGE OF
               PORTFOLIO                     AVERAGE DAILY NET ASSETS)
----------------------------------------- --------------------------------
BlackRock USA Momentum Factor Index Fund                              0.08%
BlackRock USA Quality Factor Index Fund                               0.08%
BlackRock USA Size Factor Index Fund                                  0.08%
BlackRock USA Value Factor Index Fund                                 0.08%

Appendix A, dated November 13, 2016

                                      A-1